Exhibit 99.1

BIOLASE APPOINTS MICHAEL DITOLLA, DDS, FAGD

TO ITS BOARD OF DIRECTORS

IRVINE, Calif., November 15, 2019 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced it has appointed Michael DiTolla, DDS, FAGD to its board of directors, effective November 14, 2019. The appointment increases the size of the BIOLASE Board of Directors to seven members.

Dr. DiTolla, age 55, is a seasoned dental executive and a graduate of the University of the Pacific School of Dentistry. Mike was awarded his Fellowship in the Academy of General Dentistry (FAGD) in 1995. He was in private practice for 15 years before becoming Director of Clinical Education for Glidewell Labs for the next 15 years, giving him an intimate knowledge of American dentists’ crown and bridge habits. From 2006 to 2009, he led the clinical team that developed and brought BruxZir Solid Zirconia to market. In 2011, he received the “Most Effective Dentist Educator” award in a nationwide survey of dentists. In 2015 he became the Director of Clinical Affairs for Sirona, and in 2017 he became the VP of Clinical Affairs for AEGIS Communications. He has given over 1,000 lectures to dentists worldwide, and his online videos have been viewed more than 15 million views by dentists worldwide.

“Mike’s extensive experience in both dental practice, and education will be extremely helpful to BIOLASE as we continue to execute on our commercialization efforts and expand the reach of our Waterlase technology,” commented Jonathan T. Lord, M.D., Chairman of the Board of BIOLASE. “We are delighted to have Mike join our board and look forward to his contributions as we continue to execute on our plan for long-term growth.”

“As we look to create new standards of care in minimally invasive, soft tissue management for the General Practitioner to address the growing concern of under-diagnosed and under-treated Perio and Periimplantitis, Mike will be a great addition” said Todd Norbe, President and Chief Executive Officer.” We appreciate Mike’s confidence in BIOLASE and his confidence in lasers becoming the standard of care in dentistry.”

“I am excited to join the board of directors of BIOLASE,” said Dr. DiTolla. “BIOLASE is advancing dentistry with its innovative, Waterlase technology and I look forward to helping shape its future.”

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately patented 138 and 81 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold over 40,000 laser systems to date in over 80 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the anticipated roll out of new go-to-market sales strategies, the Company’s efforts to achieve its goal of becoming EBITDA positive. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual reports filed on Form 10-K with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com